As filed with the Securities and Exchange Commission on November 13, 2007

Registration No. 333-135383

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APP PHARMACEUTICALS

(Exact name of registrant as specified in its charter)

Delaware	68-0389419
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

11755 Wilshire Boulevard, Suite 2000

Los Angeles, CA 90025

(310) 883-1300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dr. Patrick Soon-Shiong

Chief Executive Officer

APP Pharmaceuticals, Inc.

11755 Wilshire Boulevard, Suite 2000

Los Angeles, CA 90025

(310) 883-1300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Anna T. Pinedo

Morrison & Foerster LLP

1290 Avenue of the Americas

New York, New York 10104

(212) 468-8000

Approximate date of commencement of the proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

This Post-Effective Amendment No. 1 to Registration Statement on form S-3 (File No. 333-135383) shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933, as amended.

POST-EFFECTIVE AMENDMENT NO. 1

Explanatory Note

This post-effective amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to reflect the adoption by Abraxis BioScience, Inc., a Delaware corporation (the “Predecessor Registrant”), of a holding company form of organizational structure. The holding company organizational structure was implemented by the merger (the “Merger”) in accordance with Section 251(g) of the Delaware General Corporation Law, of the Predecessor Registrant with and into Abraxis BioScience, LLC, a Delaware limited liability company (“MergerSub”), a wholly-owned subsidiary of APP Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”), with MergerSub being the surviving corporation. In the Merger, which was consummated on November 13, 2007 (the “Effective Time”), each share of the issued and outstanding common stock of the Predecessor Registrant (other than treasury shares which were canceled and retired) was converted into one share of common stock of the Registrant. As a result of the Merger, the Registrant will thereafter indirectly conduct the business that the Predecessor Registrant conducted immediately prior to the Merger.

In accordance with Rule 414 under the Securities Act, the Registrant, as the successor registrant to Predecessor Registrant, hereby expressly adopts this Registration Statement, Registration No. 333-135383, as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This Form S-3 incorporates herein by reference the contents of the Predecessor Registrant’s Registration Statement on Form S-3 (Registration No. 333-135383).

PART II

Item 16. Exhibits.

See the Exhibit Index at the end of this Post-Effective Amendment No. 1 to this registration statement.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser: (i) each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and (ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the undersigned Registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Corporation’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of section 10(a) of the Securities Act, and relating to the securities offered at competitive bidding, as contained in the registration statement, together with any supplements thereto, and (2) to file an amendment to the registration statement reflecting the results of bidding, the terms of the reoffering, and related matters to the extent required by the applicable form, not later than the first use, authorized by the Registrant after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the Registrant and no reoffering of such securities by the purchasers is proposed to be made.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses the incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (1) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant, APP Pharmaceuticals, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on November 12, 2007.

APP PHARMACEUTICALS, INC.

By:	/s/ Patrick Soon-Shiong
Patrick Soon-Shiong, M.D. Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Patrick Soon-Shiong, M.D. and Richard Maroun, and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Patrick Soon-Shiong Patrick Soon-Shiong, M.D.	Chief Executive Officer (Principal Executive Officer) and Director	November 12, 2007

/s/ Lisa Gopala Lisa Gopalakrishna	Chief Financial Officer (Principal Financial and Accounting Officer)	November 12, 2007

/s/ David S. Chen David S. Chen, Ph.D.	Director	November 12, 2007

/s/ Stephen D. Nimer Stephen D. Nimer, M.D.	Director	November 12, 2007

/s/ Leonard Shapiro Leonard Shapiro	Director	November 12, 2007

/s/ Kirk K. Calhoun Kirk K. Calhoun	Director	November 12, 2007

/s/ Michael Sitrick Michael Sitrick	Director	November 12, 2007

/s/ Richard Sykes Richard Sykes	Director	November 12, 2007

/s/ Michael Blaszyk Michael Blaszyk	Director	November 12, 2007

EXHIBIT INDEX

Exhibit Number	Document

2.1	Agreement and Plan of Reorganization, dated as of November 13, 2007, among Abraxis BioScience, Inc., APP Pharmaceuticals, Inc., and Abraxis BioScience, LLC*

3.1	Certificate of Incorporation of the Registrant

3.2	Bylaws of the Registrant*

5.1	Opinion of Morrison & Foerster LLP**

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm**

24.1	Power of Attorney (see Signature Page)

*	Incorporated by reference to Registrant’s report on Form 8-K filed with the Securities and Exchange Commission on November 13, 2007
**	Filed herewith.